Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

New Initiatives at Commonwealth Biotechnologies, Inc.

Biosafety Lab Expansion, Patent Issuance; New Product Line

RICHMOND, VA (July 1, 2004). Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), is pleased to announce completion of its new virology biosafety level 3 laboratory within its accredited BSL-3 suite. Construction and fit-out of the new lab was made possible by money realized from CBI’s recent PIPE investment which ear-marked a portion of the proceeds for laboratory enhancements. The new laboratory is coming on-line commensurate with the start of two separate contracts, previously announced, for production of select agent viruses and assay of clinical samples stemming from a human trial of a vaccine which targets a particular select agent virus. The two contracts are collectively valued at $ 1.6 million.

“Having the new virology lab is key to making us more attractive to new potential clients,” Explained Thomas R. Reynolds, Executive VP, Science and Technology. “In fact, we are planning a further expansion of the BSL-3 suite to include a production bacteriology laboratory. There is growing demand in the bio-defense sector for these services and the PIPE money makes this additional expansion immediately possible.”

In other Company news, CBI received official notice of issuance of its patent “Adsorption and Removal of Endotoxin from Physiological Fluids using Cationic Helix Peptides.” The United States patent, number 6,756,206, issued June 29, 2004. CBI is seeking a third party licensee for this program to further develop the technology and assess its potential use in biomedicine.

CBI is also pleased to announce that it has initiated sale of bio-defense reagents directly from the Company. Under previous contracts from Dynport, LLC, Frederick MD, a strategic partner with CBI, CBI developed methods of expression and purification of proteins associated with select agent pathogens and antibodies directed against those same proteins. Under license from Dynport, CBI is producing and selling these proteins and antibodies to investigators in the bio-defense community. CBI plans to expand its offerings of similar reagents, and in the meantime, has begun an e-commerce and web-based marketing campaign to alert investigators of the new products.

“CBI has been working steadily towards this product line for the past year, “ said Robert B. Harris, Ph.D., President and CEO, “Ever since our first production contract from Dynport. It is essential that investigators in bio-defense related work have access to all the necessary reagents and that these investigators work with common reagents so that the scientific community can evaluate the results. This is one of the objectives of the new contract program initiated at CBI, which was announced earlier.”

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About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,700 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will obtain additional patent issuances or that CBI will realize any significant revenues from the sale of bio-reagents. Similarly, there can be no guaranty that CBI will receive the full contract amount stated herein, as these contracts may be terminated at any time. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.